Exhibit 99.1

Press Release

Vuzix Reports Third Quarter 2019 Results

ROCHESTER, N.Y., November 7, 2019 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or, the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its third quarter results for the period ended September 30, 2019.

Third Quarter 2019 Highlights

•	Received regulatory approval for Vuzix’ M400 Smart Glasses, began ramping production and shipping product in late September
•	Started on-shoring all M-Series manufacturing capabilities from China back to the Company’s West Henrietta, NY facility, which is expected to reduce the overall manufacturing cost profile of these products
•	Received a follow-on smart glasses order and adoption of the M400 Smart Glasses from 1Minuut Innovation for healthcare industry deployments in Europe
•	Vuzix Smart Glasses were showcased at DHL's Americas Innovation Center grand opening
•	Implemented numerous waveguide manufacturing process improvements and installed new equipment, including purpose-built robots, that have begun to demonstrate consistent yield improvements to better fulfill current Vuzix Blade order backlog and anticipated new programs that are expected to go live in the coming months
•	Continued emphasis on expense management is beginning to realize tangible results with period over period decreases in all broad categories, including R&D, S&M and G&A

Recent Developments

•	Vuzix M300XLs have gone live in three stores with a Fortune 100 retail customer
•	Received a $7.1 million purchase order from SWORD for delivery of more than 10,000 Vuzix Blade units to support their global security product rollout beginning in Q3 2020
•	Announced smart glasses remote worker connectivity bundle on Sprint Curiosity™ IoT
•	Collaborated with Ubimax to support the world’s first Everything-as-a-Service smart glasses offering on the M400, which requires no up-front investment by the end customer

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations data for the quarters ended September 30, 2019 and 2018, respectively:

	For 3 Months Ended September 30,
	2019	2018
Sales:
Sales of Products	$1,059,207	$1,842,500
Sales of Engineering Services	99,675	80,900

Total Sales	1,158,882	1,923,400

Total Cost of Sales	1,390,339	1,302,480

Gross Profit (Loss)	(231,457)	620,920
Operating Expenses:
Research and Development	2,336,778	2,468,449
Selling and Marketing	775,975	966,294
General and Administrative	1,548,927	1,666,596
Depreciation and Amortization	628,728	377,724
Impairment of Software Development Cost	-	196,223
Gain on Inventory Revaluation and Product Discontinuance	-	(211,416)

Loss from Operations	(5,521,865)	(4,842,950)

Total Other Income, Net	45,175	45,194

Net Loss	(5,476,690)	(4,797,756)
Loss Attributable to Common Stockholders per Share	$(0.18)	$(0.19)

Management Commentary

“The third quarter was an important quarter for Vuzix in terms of readying the production release of our new M400 Smart Glasses and improving the manufacturing operations for improved scale of the Vuzix Blade Smart Glasses. Regarding our M-Series smart glasses, we have started to “on-shore” all our final assembly to the United States from China, which is expected to result in comparatively lower overall product costs, while we have concurrently ramped production of the M400. On the waveguide manufacturing front, specifically for the Blade, we implemented numerous process improvements and installed new equipment, including purpose-built robots, that have already demonstrated consistent yield improvements, but more importantly put us on a path to fulfill our current order backlog as well as anticipated new programs where we expect to go live in the coming months,” said Paul Travers, President and CEO of Vuzix. “We continued to make progress in the third quarter positioning Vuzix to be a preeminent supplier of AR smart glasses and related technologies. Over just the last 60 days, Vuzix has begun realizing significant product developments, relationship developments and business developments.

Third Quarter 2019 Financial Results

For the three months ended September 30, 2019, total revenues decreased $0.8 million versus the comparable period in 2018. The overall reduction in sales of smart glasses products was driven by a combination of factors including the delivery of a large order to a single customer in the prior year’s quarter compared to this year’s third quarter which had no such delivery, price reductions on the M300XL and Blade in the quarter coinciding with the launch of the M400 early adapters program (EAP) and on the Blade coinciding with the Dads and Grads promotion, and customer order deferrals in advance of the M400, which we started shipping in September.

There was an overall gross loss of $0.2 million for the three months ended September 30, 2019 as compared to a gross profit of $0.6 million for the same period in 2018. On a product cost of sales basis only, product direct costs were 64% of sales in the 2019 period as compared to 36% in the prior year’s period, the change primarily the result of lower margins earned on M300XL smart glasses that shipped in Q3 under the M400 EAP launch and on Blade smart glasses that shipped under the Dads and Grads promotion, both of which experienced 30% to 60% promotional price decreases.

Research and Development (R&D) expense was $2.3 million for the three months ended September 30, 2019 compared to $2.5 million for the comparable 2018 period. The decrease in R&D expense was primarily due to lower external consulting fees related to the Vuzix Blade when it was still in active development.

Selling and Marketing expense was $0.8 million for the three months ended September 30, 2019 compared to $1.0 million for the comparable 2018 period, a reduction of approximately 20%. The decline was primarily due to a decrease in app store and website related costs.

General and Administrative expense for the three months ended September 30, 2019 was $1.5 million versus $1.7 million in the prior year’s period. The decline was primarily due to a decrease in salary, benefits and stock compensation related to staff reductions and comparatively lower legal fees.

The net loss attributable to common stockholders after accrued preferred share dividends for the three months ended September 30, 2019 was $6.0 million or $0.18 cents per share versus a net loss of $5.3 million or $0.19 for the same period in 2018.

Net cash operating loss after adding back non-cash adjustments for the third quarter of 2019 was $4.5 million as compared to $3.6 million for third quarter of 2018.

Management Outlook

“Our smart glasses products and optical waveguides are well positioned in the market and are in the hands of some large customers who are giving us positive feedback about their planned utilization of our products. We have increasing visibility and confidence internally that Vuzix should achieve several customer wins in the near future, each with material revenue potential going forward. The $7.1 million purchase order from SWORD for more than 10,000 units of the Vuzix Blade to support their global security product rollout is but one example. These expected successes will span our M-series smart glasses, Blade smart glasses and new OEM opportunities. Given the broadening potential pipeline of business across several multiple market verticals, we expect our quarterly revenue to begin to move steadily higher beginning with our final quarter of 2019,” said Paul Travers, President and CEO of Vuzix. “To meet this expected customer demand, we are continuing to take active steps to improve our production processes, control and capacity. Our smart glasses products and technologies continue to become increasingly distinguished from those of our competitors and we intend to widen this gap further with the introduction of new products and solutions in 2020.”

Conference Call Information

Date: Thursday, November 7, 2019

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the third quarter ended September 30, 2019.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for 30 days, starting on November 7, 2019, at approximately 5:30 p.m. (ET). To access the telephonic replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference ID# is 13696180.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 146 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2019 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations, Vuzix Corporation ed_mcgregor@vuzix.com Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com